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                                                              Exhibit 10-1

                     ROCHESTER GAS AND ELECTRIC CORPORATION

              DEFERRED STOCK UNIT PLAN FOR NON-EMPLOYEE DIRECTORS



     ROCHESTER GAS AND ELECTRIC CORPORATION (the "Company") establishes this Deferred Stock Unit Plan for Non-Employee Directors (this "Plan") to provide benefits for non-employee directors of the Company in order to serve as an inducement for their continued service to the Company and to align the directors' financial interests with those of the shareholders.

     Section 1.  Eligibility.  Each director of the Company (including current
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directors) who is not a current or former employee of the Company is eligible to participate in this Plan.

     Section 2.  Amount of Benefit.  A Deferred Stock Unit (DSU) account will be
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established for each director.  Each director's DSU account will be based on the amount of the annual retainer, the number of years of Board service and the price of RG&E common stock. Each director will be credited annually with DSU's equal to 75% of the annual retainer. These units will be credited quarterly with dividend equivalents based on the common stock price used in the Company's Automatic Dividend Reinvestment Plan which will be deemed to be reinvested as stock units.

     Section 3.  Plan Start-Up Provisions.  The initial DSU account for each
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director will be established as of December 31, 1995 using a $15,000 annual retainer for each year of prior Board service, calculating the net present value of this amount (assuming the director retires at age 70 and receives an equal amount over the same number of years as his/her Board service) using the current RG&E Retirement Plan discount rate of 6.75% and converting the net present value into equivalent DSU's using the RG&E stock price on December 31, 1995 of $22.625 per share.

     Beginning in 1996, and each year thereafter, each director's grant of DSU's will be based on 75% of the annual retainer at the beginning of the year, converted to common stock equivalent units using the average common stock price in December of the previous year.
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     Section 4.  Vesting.  The value of each director's DSU account will vest
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and become payable upon termination according to the following schedule:


          Years of Service for Director      Percentage Vesting
          -----------------------------      ------------------
                  10 or more                         100%
                       9                              90
                       8                              80
                       7                              70
                       6                              60
                       5                              50
                  less than 5                          0

     Section 5.  Payment.  Upon termination from Board service, each director
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will receive the vested value of his/her DSU account in the form of cash which will be determined by multiplying the number of DSU's by the average RG&E common stock closing price for the calendar month preceding the valuation date. Except as otherwise provided in this Plan, the annual benefits payable to each director will be paid in either a lump sum or in up to ten annual installments, at the director's election (election must be made at least three years in advance of termination, as required by the Internal Revenue Code, to ensure that taxes will not be payable until payment is made). If no election has been made, all amounts will be paid on a lump sum basis. The first payment of benefits will commence on or about the fifteenth day of the month following the director's termination from the Board of Directors. Subsequent payments of benefits will be made on or about the fifteenth day of each January thereafter. If a periodic payment schedule is selected, the director's DSU account will continue to be credited quarterly with dividend equivalents on the unpaid balance.

     Section 6.  Years of Service.  A director's years of service will be
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measured from the date he or she is elected to the Board of Directors or becomes eligible to participate in this Plan. Directors will be credited with a year of service for each 364 days of continuous service in any calendar year. The Director will receive credit for the full calendar year in the year in which the director is elected to the Board and the year in which he/she terminates.

     Section 7.  Death Benefit.  If a Director dies prior to receiving the total
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amount of benefits which he or she would have otherwise received under this Plan
(irrespective of whether the Director had begun receiving such benefits prior to his or her death), the unpaid
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portion of those benefits will be paid to the beneficiary last designated by the
Director in writing to the Committee. If no beneficiary is designated or if the designated beneficiary predeceases the Director, payments shall be made to the Director's estate. In the event of the death of a beneficiary to whom payments are being made, the remaining payments shall be made to such beneficiary's estate. In the event payments are to be made to a beneficiary or to the estate of a Director or a beneficiary the Committee on Directors, at its sole discretion, may provide for the lump sum payment of the remaining payments.

     Section 8.  Change of Control.  In the event of a Change in Control (as
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hereinafter defined), any benefits or rights accrued and unpaid to a Director whether or not retired from the Board and for which each Director would have otherwise received for those years of service preceding the Change of Control will be paid in a lump sum amount. As used in this Plan, "Change of Control" refers to any of the following:
     (i) any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of the Company;
     (ii) the purchase by any person, group, corporation or other entity (other than the Company or a wholly-owned subsidiary of the Company) of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration, provided that, after consummation of the offer, such person, group, corporation or other entity is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Act)), directly or indirectly, of 20% or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire stock);

     (iii) the approval by the stockholders of the Company of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its common stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger;
     (iv) the approval by the stockholders of the Company of any
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sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or
     (v) a change in the majority of the members of the Board of Directors within a 24-month period unless the election or nomination for election by the Company's stockholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 24-month period.

     Section 9.  Nature of Benefits.  This Plan represents a contractual
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obligation on the part of the Company.  All benefits payable under this Plan will be paid out of assets of the Company that are subject to the claims of creditors of the Company. Although it is not intended that this Plan be funded, the Company may in its sole discretion designate or segregate certain of its assets to be used for the payment of benefits under this Plan.

     Section 10.  Impact on Director's Status.  Nothing contained in this Plan
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will be construed as affecting a Director's status as a Director or length of term as a Director.

     Section 11.  Assignability.  Neither the benefits payable under this Plan
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nor the right to receive any payment of those benefits will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, prior to actually being received by a Director, except as set forth in this Plan. Except as otherwise provided by law, any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, attach or execute or levy on any benefit under this Plan will be null and void.

     Section 12.  Administration of the Plan.  This Plan will be administered by
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the corporate Secretary.  The Secretary will have the authority to interpret, construe, and implement the provisions of this Plan and to adopt rules and regulations for administering the Plan. All decisions, actions or interpretations of the Secretary will be final, conclusive and binding on all parties.

     Section 13.  Amendment.  This Plan may be amended, modified, suspended or
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terminated by the Board of Directors of the Company at
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any time.  No amendment, modification, suspension or termination will adversely affect the previously accrued rights and benefits of a Director under this Plan, unless the Director consents thereto.

     Section 14.  Payment of Taxes.  The Company has the right to deduct from
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any payments to be made under this Plan an amount sufficient for the payment of tax withholding as required by law.

     Section 15.  Governing Law.  This Plan will be interpreted and enforced in
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accordance with the laws of the State of New York.

     Section 16.  Benefits and Obligations.  This Plan will inure to the benefit
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of, and be binding upon, the Company, its successors and assigns and the
Directors, their respective heirs, executors and administrators.

     Section 17.  Effective Date.  This Plan will be effective as of December
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31, 1995.

     IN WITNESS WHEREOF, this Plan has been duly executed by an authorized officer of Rochester Gas and Electric Corporation on this 21st day of February, 1996.



                                                DAVID C. HEILIGMAN
                                        ----------------------------------
                                            David C. Heiligman
                                            Vice President, Finance
                                            and Corporate Secretary



Approved by the Committee on Directors 2/21/96
Approved by the Executive and Finance Committee 2/21/96